Exhibit 99.1

SYNCHRONY FINANCIAL
MONTHLY CHARGE-OFF AND DELINQUENCY STATISTICS
AS OF AND FOR EACH OF THE THIRTEEN MONTHS ENDED
(unaudited, $ in billions)

The following table provides monthly charge-off and delinquency statistics as of and for each of the thirteen months ended December 31, 2025.

	Dec 31, 2025	Nov 30, 2025	Oct 31, 2025		Sep 30, 2025		Aug 31, 2025		Jul 31, 2025		Jun 30, 2025		May 31, 2025		Apr 30, 2025		Mar 31, 2025		Feb 28, 2025		Jan 31, 2025		Dec 31, 2024

Period-end loan receivables	$103.8	$101.7	$100.4		$100.2		$100.2		$100.3		$99.8		$99.9		$99.5		$99.6		$100.1		$102.2		$104.7
Loan receivables held for sale	$—	$—	$—		$0.2		$0.2		$0.2		$0.2		$—		$—		$—		$—		$—		$—
Average loan receivables, including held for sale	$102.8	$100.3	$99.8		$100.1		$99.9		$99.7		$99.5		$99.2		$99.1		$99.3		$101.0		$102.8		$103.9

30+ delinquency rate(1)	4.5% %	4.5% %	4.5%	%	4.4%	%	4.3%	%	4.2%	%	4.2%	%	4.2%	%	4.3%	%	4.5%	%	4.7%	%	4.7%	%	4.7%	%

Net charge-off rate(1)(2)	5.5% %	5.6% %	5.0%	%	5.3%	%	5.1%	%	5.1%	%	5.8%	%	5.1%	%	6.3%	%	6.2%	%	6.8%	%	6.2%	%	6.9%	%
Recovery adjustment(3)	(0.1)% %	(0.2)% %	0.3%	%	(0.2)%	%	0.2%	%	— %	%	(0.1)%	%	0.1%	%	— %	%	— %	%	— %	%	— %	%	(0.2)%	%
Adjusted net charge-off rate(4)	5.4% %	5.4% %	5.3%	%	5.1%	%	5.3%	%	5.1%	%	5.7%	%	5.2%	%	6.3%	%	6.2%	%	6.8%	%	6.2%	%	6.7%	%

(1) References to “30+ delinquency rate” are to over-30 day loan delinquencies as a percentage of period-end loan receivables. References to “net charge-off rate” are to net charge-offs (annualized) as a percentage of average loan receivables, including held for sale. Net charge-offs consist of uncollectible principal balances, net of recovered amounts. Uncollectible interest and fees receivables are written off as a reduction of interest and fees on loans.
(2) Charge-offs are executed on charge-off cycle dates which occur on various days during each calendar month. The number of different charge-off cycle dates in each month varies based on such factors as the calendar and the timing of billing cycles. As a result, the amount of charged-off loan receivables can vary between monthly periods with no corresponding change in the performance of the portfolio. The following table sets forth the number of different charge-off cycle dates for our consumer credit card loan receivables, which represent greater than 90% of total period end loan receivables at December 31, 2025, for the calendar months indicated.
	2024	2025
January	29	28
February	27	28
March	28	28
April	28	29
May	28	25
June	28	30
July	29	28
August	25	28
September	30	28
October	28	28
November	26	28
December	30	29
(3) Represents adjustment to allocate recoveries, including debt sales, evenly across the three calendar months of each respective quarterly reporting period. The adjustments for periods other than for the last month of each calendar quarter incorporate estimated recoveries for the applicable full quarterly reporting period. Such estimates are subject to change within each applicable quarter and may differ from actual quarterly results.
(4) Adjusted net charge-off rate represents adjusted net charge-offs as a percentage of average loan receivables, including held for sale. Adjusted net charge-offs are a non-GAAP financial measure that include the 'recovery adjustment' defined above. We believe the presentation of the adjusted net charge-off rate is useful to investors as it represents a monthly measure which is more indicative of both our quarterly and annual net charge-off rates.
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